EX99.1

Albireo Reports First Quarter 2017 Financial Results

BOSTON — May 10, 2017 — Albireo Pharma, Inc. (NASDAQ:ALBO), a clinical-stage orphan pediatric liver disease company developing novel bile acid modulators, today reported its financial results for the first quarter ended March 31, 2017.

Albireo reported a net loss of $6.7 million for the quarter ended March 31, 2017, compared with a net loss of $3.2 million for the corresponding 2016 period. As of March 31, 2017, cash and cash equivalents totaled $20.1 million.

“In the first part of 2017, we continued to make significant progress toward our goal of bringing A4250 to children suffering from progressive familial intrahepatic cholestasis (PFIC).  We were delighted to have had clinical data from our Phase 2 study in children with cholestatic liver disease selected for a recent oral presentation at The International Liver Congress™ 2017,” said Ron Cooper, President and Chief Executive Officer of Albireo. “Following consultation with regulatory authorities in both the United States and Europe, we are currently finalizing the design of our Phase 3 program for A4250, which we plan to initiate in the second half of 2017.”

Recent Highlights and Corporate Update

A4250

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Following meetings with the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA), Albireo is finalizing the design of a Phase 3 program for A4250 in patients with PFIC with the objective of supporting approval of A4250 in both regions.  Albireo expects to initiate its planned Phase 3 clinical trial of A4250 in patients with PFIC in the second half of 2017.

•

Data from Albireo’s Phase 2 open label, dose-finding clinical trial of A4250 in children with cholestatic liver disease and pruritus were presented in April in the late-breaker session at The International Liver Congress™ 2017 in Amsterdam.  The data, from the trial’s first five cohorts, showed that four weeks of treatment with A4250 reduced serum bile acid levels in a substantial majority of participating patients, particularly PFIC patients, with improvement in pruritus across multiple assessment scales and a significant correlation between reduction in serum bile acids and reduction in pruritus.  There were no serious adverse events determined to be treatment-related observed in the trial, and most adverse events, including some increased transaminases, were transient.  A4250 exhibited a favorable overall tolerability profile in the trial.

•	Albireo hosted a Key Opinion Leader breakfast meeting focused on rare pediatric liver diseases in New York City in April 2017.

Elobixibat

•	Data from a Phase 2 clinical trial of elobixibat in chronic constipation conducted by licensee EA Pharma Co., Ltd. (EA Pharma) in Japan was presented at Digestive Disease Week® 2017.

Following completion of subsequent Phase 3 clinical development, EA Pharma submitted an application for regulatory approval of elobixibat to treat chronic constipation in Japan.

Financial Results for the Quarter ended March 31, 2017

Cash Position: Cash and cash equivalents totaled $20.1 million as of March 31, 2017.

Revenue: For the quarter ended March 31, 2017, revenue totaled $1,000 compared with $124,000 for the corresponding 2016 period, a decrease of $123,000. The decrease was due to a reduction in procurement services performed for EA Pharma.

R&D Expenses: For the quarter ended March 31, 2017, research and development expenses totaled $2.8 million compared with $1.6 million for the corresponding 2016 period, an increase of $1.2 million.  The higher research and development expenses were principally due to increased costs associated with the development of A4250.

G&A Expenses: For the quarter ended March 31, 2017, general and administrative expenses totaled $3.2 million compared with $1.3 million for the corresponding 2016 period, an increase of $1.9 million. The higher general and administrative expenses were principally attributable to increases of $1.4 million in stock-based compensation expense and $500,000 in other compensation expense resulting from the hiring of additional executive personnel in the last nine months of 2016.

Interest expense, net: For the quarter ended March 31, 2017, interest expense, net totaled $249,000 compared with $526,000 for the corresponding 2016 period, a decrease of $277,000.  The decrease was attributable to the conversion of convertible loan notes issued in 2014 and 2015 into equity in connection with the completion of Albireo’s share exchange transaction with Biodel Inc. in November 2016 and a reduction in the amount of interest paid under an existing loan facility.

Other (income) expense, net: For the quarter ended March 31, 2017, other expense, net totaled $74,000 compared with other income, net of $155,000 for the corresponding 2016 period, a difference of $229,000.  The difference resulted from changes in currency exchange rates between the two periods.

Non-operating expense, net: For the quarter ended March 31, 2017, non-operating expense, net totaled $325,000 compared with $89,000 for the corresponding 2016 period, an increase of $236,000.  The increase reflected a change in the mark-to-market adjustments on warrants.

About Albireo

Albireo Pharma is a clinical-stage biopharmaceutical company focused through its operating subsidiary on the development of novel bile acid modulators to treat orphan pediatric liver diseases and other liver and gastrointestinal diseases and disorders. Albireo’s clinical pipeline includes two Phase 2 product candidates and one Phase 3 product candidate. Albireo was spun out from AstraZeneca in 2008.

Albireo Pharma is located in Boston, Massachusetts, and its key operating subsidiary is located in Gothenburg, Sweden. For more information on Albireo, please visit www.albireopharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements, other than statements of historical fact, regarding: the progress or scope of development of A4250, elobixibat or any other Albireo product candidate or program, including regarding a planned Phase 3 clinical trial of A4250 in patients with PFIC, the timing for initiation of such planned Phase 3 clinical trial of A4250, the target indication(s) for development, the size, design, population, location, conduct, objective, duration or endpoints of any clinical trial, or the timing for initiation or completion of or reporting of results from any clinical trial; EA Pharma’s plans with regard to the development or commercialization of elobixibat; the competitive position of any Albireo product candidate or the commercial opportunity in any target indication; any milestone or other payments that EA Pharma may make to Albireo; the sufficiency of Albireo’s cash resources; or Albireo’s plans, expectations or future operations, financial position, revenues, costs or expenses.  Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” and similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks and uncertainties, including, but not limited to, risks and uncertainties relating to: whether preliminary data from the Phase 2 trial of A4250 in children with chronic cholestasis will be confirmed following database lock; whether the results of Albireo’s clinical trial of A4250 in children with chronic cholestasis will be sufficient to support advancement of A4250 into a planned Phase 3 clinical trial in patients with PFIC in the United States and Europe; whether favorable findings from clinical trials of A4250 to date, including findings in indications other than PFIC, will be predictive of results from future clinical trials of A4250, including the trials comprising the planned Phase 3 PFIC program; the outcome of the ongoing long-term safety clinical trial of elobixibat in Japan; the discretion that EA Pharma has in the development and potential commercialization of elobixibat in Japan; and the timing and success of acceptance and approval of the new drug application submitted by EA Pharma with the Japanese Pharmaceuticals and Medical Devices Agency for elobixibat for the treatment of chronic constipation in Japan. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K and in other filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement, except as required by applicable law.

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Investor Contact:

Hans Vitzthum

LifeSci Advisors, LLC.

212-915-2568

Media Contact:

Heather Anderson

6 Degrees

980-938-0260

handerson@6degreespr.com

Source: Albireo Pharma, Inc.

Albireo Pharma, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	March 31, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$20,143	$29,931
Trade receivables	1	26
Prepaid expenses and other assets	553	560
Other receivables	640	344
Total current assets	21,337	30,861
Property and equipment, net	111	21
Intangible assets	150	150
Goodwill	18,110	18,110
Other noncurrent assets	594	518
Total assets	$40,302	$49,660
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade payables	$1,309	$972
Accrued expenses	3,949	7,548
Long-term debt, current portion	2,488	3,075
Warrant liability	1,202	844
Other liabilities	126	269
Total current liabilities	9,074	12,708
Long-term liabilities	21	—
Total liabilities	9,095	12,708
Stockholders' Equity:
Common stock, $0.01 par value per share — 200,000,000 authorized at March 31, 2017 and December 31, 2016; 6,292,644 issued and outstanding at March 31, 2017 and December 31, 2016	63	63
Additional paid in capital	62,743	61,338
Accumulated other comprehensive income	1,017	1,496
Accumulated deficit	(32,616)	(25,945)
Total stockholders’ equity	31,207	36,952
Total liabilities and stockholders’ equity	$40,302	$49,660

Albireo Pharma, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue	$1	$124
Operating expenses:
Research and development	2,812	1,597
General and administrative	3,212	1,306
Other (income) expense, net	74	(155)
Total operating expenses	6,098	2,748
Operating loss	(6,097)	(2,624)
Interest expense, net	(249)	(526)
Non-operating expense, net	(325)	(89)
Net loss before income taxes	(6,671)	(3,239)
Income tax	—	—
Net loss	$(6,671)	$(3,239)
Net loss per share - basic and diluted	$(1.06)	$(12.20)
Weighted-average shares outstanding - basic and diluted	6,292,644	265,560